SCHEDULE 14A
                        (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT
                  SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934


Filed by the registrant [_]

Filed by a party other than the registrant [X]

Check the appropriate box:

[_]  Preliminary proxy statement

[_]  Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2)

[_]  Definitive Proxy statement

[_]  Definitive additional materials

[X]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                          DESIGNS, INC.
           (Name of Registrant as Specified in its Charter)


                     JEWELCOR MANAGEMENT, INC.
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


     Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_]  Fee paid previously with preliminary materials.



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[_]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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September 10, 1999



Dear _______:

   By now, you have no doubt received proxy material from both Designs, Inc. (Designs) and Jewelcor Management, Inc. (JMI). As outlined in JMI's Proxy Statement, JMI is soliciting proxies from Designs' shareholders to elect its slate of directors and to terminate the Company's Poison Pill at the annual meeting scheduled on October 4, 1999.

   JMI, the owner of approximately 9.9% of Designs' common stock, is gravely concerned that the Company may not survive without a change in the current management and Board of Directors. Based on the deteriorating financial condition of the Company, we believe a change in management is critical. Under the leadership of Joel Reichman and the current Board, Designs has suffered enormous operating losses of approximately $78 million in the last 2 1/2 years. To make matters worse, comparable store sales have decreased for 3 1/2 consecutive years, and the trend continues.

   Since Joel Reichman cannot defend his record (for which he is not even apologetic), he and the current Board have resorted to scare tactics to, in our opinion, divert the shareholders' attention away from the Company's dismal financial performance while perpetuating their continued control. In that regard, Designs has sent a letter to you from Levi Strauss containing certain mischaracterizations of JMI and myself. Upon receipt of this letter, JMI immediately withdrew my name as a candidate for the Board of Directors to dispel any concern about JMI's involvement on the Board. Each of JMI's nominees are independent businessmen, and none are affiliated with JMI.

   JMI believes that it is obvious what precipitated the letter from Levi Strauss. In our view, Mr. Reichman considers the relationship with Levi Strauss to be personal and that no one other than himself will be acceptable to perpetuate the business relationship. This relationship is an asset of paramount importance that belongs to Designs and its shareholders, and not Joel Reichman. As noted by Levi Strauss and the Company, this business relationship is important to both companies.

   After JMI decided to nominate a slate of directors, it sought recommendations from investment banking firms, a big five accounting firm, and others interested in the success of the Company to identify potential candidates. JMI's five distinguished nominees include three senior retail executives who have no prior relationship with JMI, and who will constitute a majority of the Board if elected. These senior retail executives are: John J. Schultz, who served as Executive Vice President of Bloomingdale's Department Store; Jeremiah P. Murphy, Jr., President of the Harvard Cooperative Society and a former Vice President for Neiman Marcus; and Joseph Pennacchio, who was the President of Jordan Marsh Department Stores. For your convenience, I am enclosing information regarding the extensive qualifications of each of these nominees, which is also contained in the Proxy Statement filed by JMI.

   If the JMI Nominees are elected as directors of the Company, they intend to immediately take the following steps in an attempt to enhance shareholder value:

1. Seek to Reduce Overhead. The Nominees expect that possible areas of savings could include the following:

   -Substantially reduce the size of the Company's corporate office space, together with a commensurate reduction in personnel and other office overhead.

   -Eliminate warehouse expenses by shipping merchandise directly to store locations.

   -Eliminate all company vehicles and institute a mileage reimbursement program for business related travel.

   -Control corporate expenses relating to travel, lodging, and attending conferences, conventions and trade shows.

   -Substantially reduce recurring legal, investment banking and other professional and consulting fees.

   -Reduce the number of buyers since the Company has essentially only one supplier of merchandise.

   -Eliminate in-house legal staff.

   -Maintain better inventory management.


2. Eliminate Poison Pill and Anti-Takeover Provisions.


3. Implement a Stock Repurchase program.


4. Review potential for sale of the Company.


   Please refer to JMI's Proxy Statement for a more detailed discussion of these issues.

   JMI has also received suggestions and telephone calls from several individuals concerning senior retail executives who have expressed an interest in becoming the CEO of our Company. These potential candidates have impressive credentials, and have successfully managed similar large retail chains of factory outlet stores. If elected, JMI's independent nominees are committed to finding the best qualified individuals to manage our Company.

   Enclosed is JMI's proxy card. We urge you to vote for our nominees and to remove the Poison Pill. Be mindful that the Poison Pill provision is precatory, and does not obligate the Company to implement this proposal even if it receives the requisite shareholder vote. Consequently, there is no assurance that the current Board of Directors will take the action recommended by the shareholders.

   If you have any questions, please feel free to call me at (800) 880-6972, ext. 23. Thank you.



                                     Sincerely,



                                     Seymour Holtzman


SH/jmq
Enclosures


[Enclosures Omitted]